As filed with the Securities and Exchange Commission on July 28, 1995
                                         Registration No. 33-____________



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549



                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933



                             ROSS STORES, INC.
          (Exact name of registrant as specified in its charter)

     Delaware                                94-1390387
   (State or other jurisdiction         (IRS Employer Identification No.)
of incorporation or organization)

                   8333 Central Avenue, Newark, CA 94560
           (Address of principal executive offices)   (Zip Code)



                AMENDED AND RESTATED 1992 STOCK OPTION PLAN
  THIRD AMENDED AND RESTATED ROSS STORES, INC. 1988 RESTRICTED STOCK PLAN THIRD AMENDED AND RESTATED ROSS STORES, INC. EMPLOYEE STOCK PURCHASE PLAN
                 (collectively referred to as the "Plans")
                         (Full title of the plan)



                              Earl T. Benson
   Senior Vice President, Chief Financial Officer & Corporate Secretary
                             ROSS STORES, INC.
                   8333 Central Avenue, Newark, CA 94560
                  (Name and address of agent for service)
                              (510) 505-4400
       (Telephone number, including area code, of agent for service)



              See page 2 for Calculation of Registration Fee



                         CALCULATION OF REGISTRATION FEE


                                                              Proposed          Proposed
                      Title of         Amount                  Maximum           Maximum          Amount of
                     Securities        to be               Offering Price       Aggregate        Registration
 Title of Plan          to be        Registered             per Share      Offering Price            Fee
                                      <F1>                      <F2>                <F2>
                     Registered

   1992 Stock
  Option Plan
                  Options to         1,200,000                   N/A               N/A               N/A
                  Purchase
                  Common Stock

                  Common Stock,      1,200,000                 $12.438       $14,925,600.00       $5,146.76
                  $0.01 par value

1988 Restricted
   Stock Plan
                  Common Stock,       800,000                  $12.438        $9,950,400.00       $3,431.17
                  $0.01 par value

 Employee Stock
 Purchase Plan
                  Options to          400,000                   N/A               N/A               N/A
                  Purchase
                  Common Stock

                  Common Stock,       400,000                  $10.572        $4,228,800.00       $1,458.21
                  $0.01 par value

<F1> This Registration Statement shall also cover any additional shares  of
     Common  Stock which become issuable under the Plans by reason  of  any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

<F2> Calculated solely for purposes of this offering under Rule  457(h)  of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of Ross Stores, Inc. on July 25, 1995 as reported by the Nasdaq National Market. With respect to the Third Amended and Restated Ross Stores, Inc. Employee Stock Purchase Plan which establishes a purchase price equal to 85% of the fair market value of the Registrant's common stock, the offering price is 85% of such average of the high and low selling prices.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

Ross Stores, Inc. (the "Registrant" or "company") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the
"Commission"):

          a. The Registrant's Annual Report on Form 10-K for the fiscal year ended January 28, 1995;

          b. The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 1995;

          c. The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-B (No. 0-14678, effective September 1, 1989), filed under the 1934 Act including any amendment or report filed for the purpose of updating such description. This Form 8-B registration statement was filed by the Registrant as successor to Ross Stores, Inc., a California corporation.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4.   DESCRIPTION OF SECURITIES

Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "1933 Act"). The Registrant's Bylaws provide for mandatory indemnification of its directors, officers and employees to the maximum extent permitted by the Delaware General Corporation Law, and requires the Registrant to advance expenses to the indemnified party in certain circumstances and to obtain directors' and officers' insurance if available on reasonable terms. The Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws. The Registrant (or its predecessor) has entered into Indemnification Agreements with certain officers and directors which provide them with indemnification to the maximum extent permitted by law and which require the Registrant , among other things, to advance expenses to the indemnified party in certain circumstances, and to obtain directors' and officers' insurance if available on reasonable terms. The Registrant's Bylaws allow it to enter into Indemnification Agreements with its officers and directors which may provide the Registrant's officers and directors with further indemnification. In addition, the Registrant currently carries directors' and officers' insurance which provides coverage with respect to defense costs and awards paid with respect to various claims against Registrant's directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.


ITEM 8.   EXHIBITS

See Exhibit Index.


ITEM 9.        UNDERTAKINGS

 A. The undersigned Registrant hereby undertakes:
    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
    (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act,
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and
    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
 Statement;
 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement;
    (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrants annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on this 27th of July 1995.


                                   ROSS STORES, INC.



                            By /s/Norman A. Ferber_______________________
                            Norman A. Ferber
                            Chairman of the Board and Chief Executive Officer


                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of Ross Stores, Inc., a Delaware corporation, do hereby constitute and appoint Norman A. Ferber and Earl T. Benson, and each of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the 1933 Act, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the 1933 Act, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURES               TITLE                              DATE




/s/Norman A. Ferber      Chairman of the Board and          July 27, 1995
Norman A. Ferber         Chief Executive Officer
                         (Principal Executive Officer)




/s/Earl Benson           Senior Vice President, Chief       July 27, 1995
Earl T. Benson           Financial Officer and
                         Secretary
                         (Principal Financial Officer)




/s/John M. Vuko          Senior Vice President, Controller  July 27, 1995
John M. Vuko             & Principal Accounting Officer

SIGNATURES               TITLE                              DATE




/s/Stuart G. Moldaw      Director                           July 27, 1995
Stuart G. Moldaw




/s/G. Orban              Director                           July 27, 1995
George P. Orban




/s/Philip Schlein        Director                           July 27, 1995
Philip Schlein



/s/Donald H. Seiler      Director                           July 27, 1995
Donald H. Seiler




/s/D. L. Weaver          Director                           July 27, 1995
Donna L. Weaver




/s/M. Wilmore            President, Chief Operating         July 27, 1995
Melvin A. Wilmore        Officer, & Director

                               EXHIBIT INDEX


Exhibit Number      Exhibit

     4.1 Certificate of Incorporation, as amended, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-B filed September 1, 1989 by Registrant.

     4.2 Amended Bylaws, dated August 25, 1994, incorporated by reference to Exhibit 3.2 to the Form 10-Q filed by Registrant for its quarter ended July 30, 1994.

     5         Opinion and Consent of Gray Cary Ware & Freidenrich.

     15        Letter re Unaudited Interim Financial Information

     23.1      Consent of Independent Auditors - Deloitte & Touche LLP.

     23.2      Consent of Gray Cary Ware & Freidenrich (included in Exhibit
               5).

     24 Power of Attorney (included in the signature pages of this Registration Statement).